Exhibit 10.33

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), dated as of December 18th, 2007 (the “Effective Date”), is between GoFish Corporation, a Nevada corporation (the “Company”) and James Moloshok (“Consultant”).

I.	RELATIONSHIP OF THE PARTIES

A.  Consultant enters into this agreement as, and shall continue to be, an independent contractor. In no circumstance shall Consultant look to Company as Consultant’s employer, partner, agent, or principal. Neither Consultant nor any employee of Consultant (which for purposes of this Paragraph shall be included in the term “Consultant”) shall be entitled to any benefits accorded to Company’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay. Consultant’s exclusion from benefit programs maintained by Company is a material component of the terms of compensation negotiated by the Parties, and is not premised on Consultant’s status as a non-employee with respect to Company. To the extent that Consultant may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Consultant hereby waives Consultant’s right to participate in the programs. Consultant’s waiver is not conditioned on any representation or assumption concerning Consultant’s status under the common law test. Consultant also agrees that, consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits.

B.  Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation hereunder, including estimated taxes and payroll taxes. Consultant indemnifies Company for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Company arising from Consultant’s breach of the provisions of this Paragraph I.

C.  Consultant and Company shall provide to each other upon request any information reasonably necessary to determine their obligations under this Agreement, to fulfill the purposes of the Services, or to maintain accurate records.

II.	POSITION AND RESPONSIBILITIES

A.  Term. The Company shall engage Consultant’s services for a term of two (2) years from the Effective Date unless Consultant’s services are terminated in accordance with Sections IV, V or VI below (the “Term”).

B.  Position. Upon the Effective Date, Consultant shall render services to the Company in the position Executive Chairman of the Company. Consultant shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter reasonably assigned to Consultant by the Company’s Board of Directors (the “Board of Directors”) consistent with this position and the terms and conditions of this Agreement. Consultant shall report to the Board of Directors. Consultant shall abide by the rules, regulations, and practices as adopted or modified from time to time by the Board of Directors that apply generally to directors and independent contractors of the Company. Consultant shall also serve as a director on behalf of any of the Company’s affiliated entities as reasonably requested by the Company and accepted by Consultant without any additional compensation. Consultant also will serve as a member of the Board of Directors. On a quarterly basis, Consultant shall devote an average of 20 hours a week to his work for the Company. Consultant shall be located in Los Angeles and shall be expected to travel if reasonably necessary and to be available for special calls and teleconference meetings to meet the obligations of his position. Travel time shall count towards Consultant’s 20 hour-per-week commitment to Company.

C.  Other Activities. By executing this Agreement, Consultant agrees to serve in such position and to devote his time (as defined in Section B, above), attention, loyalty and efforts to the performance of Consultant’s duties. Consultant may, during the term of this Agreement, serve as an advisor, consultant, employee to, or be on the Board of Directors of, other companies as long as those companies are not primarily in the Business of the Company, which shall be defined as aggregating websites and selling advertising targeting youth under the age of 18.

D.  No Conflict. Consultant represents and warrants that his execution of this Agreement, his engagement with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

III.	COMPENSATION

A.  Compensation. In consideration of the services to be rendered under this Agreement, the Company shall pay Consultant at the monthly rate of FIFTEEN THOUSAND DOLLARS ($15,000) for the first six months of the Term. During these first six (6) months of the Term, Consultant shall also accrue additional compensation at the monthly rate of FIVE THOUSAND DOLLARS ($5,000), which shall be paid to him at the earlier of the closing of a Change of Control of the Company or on the six month anniversary of the Effective Date of this Agreement (the “Six Month Anniversary”), provided, however, that if Consultant’s engagement is terminated for any reason prior to the Six Month Anniversary, Consultant (or his heirs, as applicable) shall receive a lump sum payment equal to $30,000 multiplied by a fraction the numerator of which is the number of calendar days that have elapsed from the Effective Date and the denominator of which shall be 180 days. At the end of the six-month period, the Company shall pay Consultant at the monthly rate of TWENTY THOUSAND DOLLARS ($20,000). Consultant’s compensation will be reviewed annually and may be adjusted upwards (but not down)in the sole discretion of the Company.

B.  Performance Bonus. The Company shall recommend to the Board of Directors that Consultant be eligible to receive incentive compensation of ONE HUNDRED THOUSAND DOLLARS ($100,000) per year, contingent upon attainment of performance targets to be mutually agreed upon by Consultant and the Board of Directors, as part of the Company’s annual operating plan. However, the performance bonus under this provision shall be deemed payable in cash only on the occurrence of the earlier of the Company’s possession of cash and cash equivalents calculated on a U.S. GAAP basis equal to or greater than $4,000,000, or a Change of Control as defined in Section IV, C., below; PROVIDED, HOWEVER, that should neither event occur before the end of the year for which such bonus is earned, Consultant shall be entitled to any earned bonus in the form of fully-vested restricted stock, valued on the date of the end of such year. Company agrees to make a reasonable effort to ensure that the restricted stock is registered with the SEC. If Consultant’s engagement is terminated prior to December 31 of the applicable bonus year for any reason other than Section V., A., below, and the performance targets mutually agreed upon are met for that bonus year, Consultant shall be entitled to a pro rata portion of the bonus consistent with the length of time he was engaged during that bonus year. Payments of incentive compensation under this Section III, B., shall be made no later than January 31 of the calendar year next following the calendar year to which the incentive compensation relates (subject to the next succeeding sentence). Company agrees that such restricted shares shall not be granted during any period in which Consultant is prohibited from trading under any Company policy or applicable law; provided however that in any event any earned award shall be issued not later than two and one-half months after the end of the applicable fiscal year.

C.  Stock Options. The Company shall recommend to the Board of Directors that Consultant be provided with non-qualified stock options to purchase a total of ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) shares of Common Stock of the Company (each such option, an “Option” and, collectively, the “Options”). Ten percent (10%) of the total amount of Options shall vest on the Effective Date and 1/24th of the remainder of Options shall vest monthly thereafter, provided that Consultant continues to provide services to the Company. This recommendation will be considered for approval as soon as practicable but in no event later than at the Company’s next Board of Directors’ meeting after the Effective Date. Any approved stock options will be priced at the closing price of the Common Stock of the Company as of the date of the grant, in accordance with the terms of the applicable stock incentive plan. Consultant’s entitlement to any stock options that may be approved by the Board of Directors shall be conditioned upon Consultant’s signing of, and shall be subject to and in accordance with the terms of, an applicable stock option agreement or other similar Company plan document.

D.  Incentive Compensation. The Company shall recommend to the Board of Directors that Consultant shall be eligible to participate in an incentive compensation plan to be established by the Board of Directors, under which Consultant shall be eligible to receive up to ONE HUNDRED FIFTY THOUSAND (150,000) fully vested shares of restricted stock per year, contingent upon attainment of performance targets to be mutually agreed upon by Consultant and the Board of Directors, as part of the Company’s annual operating plan. If Consultant’s engagement is terminated prior to December 31 of the applicable bonus year for any reason other than Section V., A., below, and the performance targets mutually agreed upon are met for that bonus year, Consultant shall be entitled to a pro rata portion of the bonus consistent with the length of time he was engaged during that bonus year. Consultant’s entitlement to any restricted stock that may be approved by the Board of Directors shall be conditioned upon Consultant’s signing of, and shall be subject to and in accordance with the terms of, an applicable restricted stock agreement or other similar Company plan document. Company agrees to make a reasonable effort to ensure that the restricted stock is registered with the SEC. Company agrees that such restricted shares shall not be granted during any period in which Consultant is prohibited from trading under any Company policy or applicable law; provided however that in any event any earned award shall be issued not later than two and one-half months after the end of the applicable fiscal year.

E.  Expenses. Consultant shall be reimbursed for all reasonable business-related travel and other expenses incurred by Consultant. Consultant shall be entitled to incur expenses for accommodations and travel at the same standard as the Chief Executive Officer of Company. Company shall provide Consultant with a Company credit card. When traveling, Consultant shall be provided with private hotel accommodations and will not be required to share a room with other executives.

F.  Indemnity Agreement and Charter. The Company and Consultant shall enter into an Indemnity Agreement with the Company in substantially the form attached hereto as Exhibit A (the “Indemnity Agreement”). The Company shall also promptly submit the form of the Indemnity Agreement, along with the revised charter (the “Revised Charter”) attached hereto as Exhibit B, to its shareholders for approval, along with a written recommendation from the Board of Directors to the shareholders to approve the form of Indemnity Agreement and Revised Charter.

G.  Lock-Up Agreement. During any 30 calendar day period during the Term of this Agreement, Consultant shall not sell any shares of the Company’s stock that would exceed five percent (5%) of the aggregate volume of the Company’s stock that was sold in the preceding 25 trading days. Upon termination of the Agreement, Consultant shall not sell any shares of the Company’s stock during any 30 calendar day period that would exceed fifteen percent (15%) of the aggregate volume of the Company’s stock that was sold in the preceding 25 trading days.

H.  Stock Ownership Guidelines. During the Term, Consultant will comply with the corporate officer stock ownership guidelines approved by the Board of Directors, as may be amended from time to time; provided that such guidelines as they relate to Consultant shall not be more restrictive on Consultant than, or otherwise conflict with, the provisions of this Agreement.

I.  The Company shall reimburse Consultant up to FIFTEEN THOUSAND DOLLARS ($15,000) for legal fees incurred in the negotiation of this Agreement.

IV.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A.  At-Will Termination by Company. Consultant’s engagement with the Company shall be “at-will” at all times. The Company or Consultant may terminate Consultant’s engagement with the Company at any time, without any advance notice, for any reason or no reason at all. Upon and after such termination, all obligations of the Company and Consultant under this Agreement shall cease, except as otherwise provided herein. Upon a termination for any reason under this Agreement, the Company shall promptly pay to Consultant all compensation to which Consultant is entitled to receive up through the date of termination, as well as reimbursement of expenses incurred through the date of termination in accordance with Section III.E (“Accrued Obligations”).

B.  Severance. Except in situations where the engagement of Consultant is terminated For Cause, By Death or By Disability (as defined in Section V below), in the event that the Company terminates the engagement of Consultant at any time, (1) Consultant will receive severance payable in the form of a lump sum payment of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) (the “Severance”),and (2) Consultant will receive an additional six (6) months of vesting (calculated as of the effective date of his Termination) on all Options, restricted stock or RSUs awarded to Consultant as of the time of such termination. Consultant’s eligibility for Severance is conditioned on Consultant having first signed a mutual release and covenant not to sue agreement in a form mutually satisfactory to the parties (for which consent shall not be unreasonably withheld) (the “Mutual Release Agreement”). The Severance shall be paid to Consultant within seven (7) days after Consultant executes and delivers to the Company the Mutual Release Agreement. Consultant shall not be entitled to any Severance payments if Consultant’s engagement is terminated For Cause, By Death or By Disability (as defined in Section V below). Except as set forth in this Section IV(B), upon such termination of engagement, all unvested Options, restricted stock and the unvested RSUs awarded to Consultant shall immediately expire effective as of the date of such termination and (ii) the vested Options awarded to Consultant, to the extent unexercised, shall expire two (2) years after such termination and Consultant shall have such two (2) year period to exercise his Options.

C.  “Change of Control.” In the event of a Change of Control, any Options, restricted stock and RSUs awarded to Consultant that vest solely upon length of service will become immediately vested. For purposes of this Agreement, “Change of Control” shall mean any of the following: (i) a change in ownership or control of the Company effected through a merger, consolidation, sale or acquisition by or to any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan ) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a “Change in Control” shall not include any changes on or prior to the date of this Agreement. Consultant shall not be entitled to any accelerated vesting under this Section IV(C) if Consultant’s engagement is terminated prior to a Change in Control (a) For Cause, By Death or By Disability (as defined in Section V below); (b) by Consultant without Good Reason (as defined in Section V below); or (c) by expiration or non-renewal of the Term.

V.	OTHER TERMINATIONS BY COMPANY

A.  Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Consultant’s conviction of a felony or a misdemeanor involving dishonesty, breach of trust, or intentional physical harm to any person; (ii) Consultant willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Consultant commits a material breach of this Agreement; or (iv) Consultant willfully refuses to implement or follow a lawful policy or directive of the Company, or demonstrates a pattern of failure to perform job duties diligently and professionally in accordance with the terms of this Agreement,. The Company may terminate Consultant’s engagement For Cause at any time, without any advance notice, except that the Company shall not be entitled to terminate Consultant’s Engagement for Cause with respect to Sections V.A (iii) or (iv) , unless the Company provides written notice to Consultant of the alleged facts underlying the breach of Sections V.A.(iii) or (iv) , within thirty (30) days of the date that the Company learns of such alleged breach, which Consultant fails to cure within twenty days after receiving such written notice. The Company shall pay to Consultant all Accrued Obligations earned or incurred through the date of termination, subject to any other rights or remedies of Consultant or the Company under law; and thereafter all obligations of the Company under this Agreement shall cease. Upon such termination of engagement For Cause, (i) the unvested Options, restricted stock and RSUs awarded to Consultant shall immediately expire effective as of the date of such termination, (ii) the vested Options awarded to Consultant, to the extent unexercised, shall expire ninety (90) days after such termination and Consultant shall have such 90 days to exercise such Options, and (iii) Consultant may sell vested Options and stock (including stock underlying RSUs) subject to the restrictions imposed in III, G., above.

B.  By Death. Consultant’s engagement shall terminate automatically upon Consultant’s death. The Company shall pay to Consultant’s beneficiaries or estate, as appropriate, all Accrued Obligations earned or incurred through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease. Upon such termination of engagement, (i) the unvested Options, restricted stock and RSUs awarded to Consultant shall immediately expire effective as of the date of such termination , (ii) the vested Options awarded to Consultant, to the extent unexercised, shall expire two (2) years after such termination and Consultant’s heirs shall have such two (2) year period to exercise such Options; Consultant’s heirs may sell vested Options and stock (including stock underlying RSUs) subject to the restrictions imposed in III., G.

C.  By Disability. If, in the sole reasonable opinion of the Company, Consultant is unable to carry out the responsibilities and functions of the position held by Consultant by reason of any physical or mental impairment. taking into account any reasonable accommodations, for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Consultant’s engagement. The Company shall pay to Consultant all Accrued Obligations through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Upon such termination of engagement, (i) the unvested Options, restricted stock and RSUs awarded to Consultant shall immediately expire effective as of the date of such termination, (ii) the vested Options awarded to Consultant, to the extent unexercised, shall expire two (2) years after such termination and Consultant shall have such two (2) year period to exercise such Options, and (iii) Consultant may sell vested Options and stock (including stock underlying RSUs) subject to the restrictions imposed in III, G.

VI.	TERMINATION BY CONSULTANT

A.  At-Will Termination by Consultant. Consultant may terminate engagement with the Company at any time for any reason or no reason at all, upon no less than four (4) weeks’ advance written notice. During such notice period Consultant shall continue to diligently perform all of Consultant’s duties hereunder. The Company shall have the option, in its sole discretion, to make Consultant’s termination effective at any time prior to the end of such notice period as long as the Company pays Consultant all compensation to which Consultant is entitled, and allows Consultant’s Options, restricted stock and RSUs to continue vesting, up through the last day of the four week notice period. Thereafter all obligations of the Company shall cease. Upon such termination of engagement, (i) the unvested Options, restricted stock and the unvested RSUs awarded to Consultant shall immediately expire effective as of the end of such notice period and (ii) the vested Options awarded to Consultant, to the extent unexercised, shall expire ninety (90) days after the end of such notice period and Consultant shall have such 90 day period to exercise such Options.

B.  Termination for Good Reason. Consultant’s termination shall be for “Good Reason” if Consultant provides written notice to the Company of the Good Reason within sixty (60) days of the date that Consultant learns of the event constituting Good Reason and provides the Company with a period of twenty (20) days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company without the written consent of Consultant: (A) a change in Consultant’s position with Company which materially reduces Consultant's level of responsibility; (B) a reduction in Consultant’s compensation; (C) a material breach of this Agreement by the Company; or (D) the Company giving Consultant a directive or order that Consultant refuses to follow because, in the reasonable opinion of Consultant’s counsel, it is a violation of any applicable state, federal or local law, regulation, ordinance, or constitution. In such event Consultant may terminate his engagement for Good Reason, in which case (1) Consultant will receive a lump sum payment of the Severance and (2) all Options and restricted stock and RSUs awarded to Consultant will vest by an additional 6 months calculated as of the effective date of Consultant’s termination; and (3) the Company shall pay to Consultant all Accrued Obligations earned or incurred through the date of termination. Consultant’s eligibility for Severance is conditioned on Consultant having first signed the Mutual Release Agreement. The Severance shall be paid to Consultant within seven (7) days after Consultant executes and delivers to the Company the Mutual Release Agreement. Thereafter all obligations of the Company or its successor and the Consultant under this Agreement shall cease. Except as set forth in this Section VI(B), upon such termination of this engagement, all unvested Options and the unvested restricted stock and RSUs awarded to Consultant shall immediately expire effective as of the date of such termination, (ii) the vested Options awarded to Consultant, to the extent unexercised, shall expire two (2) years after such termination and Consultant shall have such 2 year period to exercise such Options and (iii) Consultant may sell vested Options and stock (including stock underlying RSUs) subject to the restrictions imposed in III, G.

VII.	TERMINATION OBLIGATIONS

A.  Return of Property. Consultant agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Consultant incident to Consultant’s engagement belongs to the Company and shall be promptly returned to the Company upon termination of Consultant’s engagement’ provided, however, that Consultant shall be entitled to maintain possession of documents and correspondence that Consultant received or maintained as a member of the Board of Directors for record keeping purposes only.

B.  Resignation and Cooperation. Upon termination of Consultant’s engagement, Consultant shall be deemed to have resigned from all offices and directorships then held with the Company or its affiliates. Following any termination of engagement, Consultant shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees or consultants. Consultant shall also cooperate with the Company in the defense of any action brought by any third party against the Company, or the prosecution of any action brought by the Company against a third party, that relates to Consultant’s engagement. The Company shall promptly reimburse Consultant or directly pay for (i) all legal, travel and out-of-pocket costs incurred by Consultant in connection with any such legal action; and (ii) Consultant’s time incurred in assisting the Company in the defense or prosecution of any such legal action at an hourly rate of pay consistent with his payment under this Agreement .

C.  Continuing Obligations. Consultant understands and agrees that Consultant’s obligations under Sections VII, VIII, IX and X herein shall survive the termination of Consultant’s engagement for any reason and the termination of this Agreement.

VIII.	INVENTIONS AND CONFIDENTIAL INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A.  Confidential Information.

1.  Consultant expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers providing that the information is not required to be divulged as a result of a subpoena or other such legal requirements and rules.

2.  Except as authorized in writing by the Board, during the performance of Consultant’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, Consultant agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning (including identities of) customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix) any other confidential information disclosed to Consultant by, or which Consultant is obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers providing that the information is not required to be divulged as a result of a subpoena or other such legal requirements and rules.

3.  Consultant affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

4.  In the event that Consultant’s engagement with the Company terminates for any reason, Consultant shall deliver forthwith to the Company any and all originals and copies of Confidential Information, except Consultant shall be entitled to retain a copy of his Board Materials for recordkeeping purposes.

B.  Non-Solicitation.

1.  For a period of one year following the termination of this Agreement and Consultant’s engagement with the Company, in the Geographic Boundary, Consultant shall not:

a.  Directly or indirectly through another person recruit, solicit or interfere with, or attempt to recruit, solicit, interfere with, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement. The Company acknowledges that this Section will not be violated by general advertising or general solicitations that are not targeted or directed specifically to employees of the Company, nor by the consideration or acceptance of unsolicited applications for employment by such individuals.

b. Interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any supplier, co-venturer or joint venturer of the Company with the intent of causing such party to discontinue or reduce its business with the Company. The “Business of the Company” shall be defined as a business the primary focus of which is the aggregation of websites and selling advertising targeted to youth under the age of 18.

2.  Consultant further agrees that during the Term of this Agreement, he will not, directly or indirectly, engage, own, manage, operate, control, be employed by, consult for, participate in, render services for or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the Business of the Company as defined above; provided, however, Consultant may own, directly or indirectly, solely as a passive investment, securities of any entity if (x) Consultant is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own more than 5% of any class of securities of such entity, and (y) either (A) such entity is traded on any national securities exchange, or (B) such interest is held indirectly by virtue of Consultant’s limited partnership interest or other passive investment in an investment fund in which Consultant has no investment discretion.

Consultant agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information and other Confidential Information which are valuable to the Company and that their goodwill, protection and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth above. Consultant agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Consultant. Consultant also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth above are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

IX.	ARBITRATION

Any dispute, controversy, or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach termination, validity or enforceability of any provision of this Agreement (“Arbitrable Claims”), will be settled by final and binding arbitration conducted in accordance with and subject to the Judicial Arbitration and Mediation Service’s (“JAMS”) then-current JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), or such other alternative dispute resolution provider or process agreed by the parties. Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be conducted in San Francisco, California. A single arbitrator shall be selected in accordance with the JAMS Rules (the “Arbitrator”) and the Arbitrator shall allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement of such award, as the law of such jurisdiction may require or allow. Other than those matters involving injunctive relief as a remedy that cannot, as a matter of law, be awarded by the Arbitration, or any action necessary to enforce the award of the Arbitrator, the parties agree that the provisions of this Section IX are a complete defense to any suit, action, or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement. The Company shall pay all costs of the arbitration that would not otherwise be incurred if the action were filed in court, including but not limited to any filing fees, case administration fees, arbitrator fees and the arbitration forum costs. THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN REGARD TO THE ARBITRABLE CLAIMS.

X.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Consultant and by a duly authorized representative of the Company other than Consultant. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI.	ASSIGNMENT; BINDING EFFECT

A.  Assignment. The performance of Consultant is personal hereunder, and Consultant agrees that Consultant shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.  Binding Effect. Subject to the foregoing restriction on assignment by Consultant, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Consultant.

XII.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Consultant shall be obligated to notify the Company in writing of any change in Consultant’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, California, 94103
Facsimile: (415) 978-9603

Consultant’s Notice Address:

Mr. James Moloshok
[ADDRESS]

XIII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIV.	TAXES

Notwithstanding any provision in this Agreement to the contrary, the Company and Consultant may amend or modify the Agreement in any manner to provide for the application and effects of Section 409A of the Internal Revenue Code and any related regulatory or administrative guidance issued by the Internal Revenue Service. The Company shall delay the payment of any benefits payable under this Agreement to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which the Consultant would otherwise be entitled during the six (6) month period immediately following his separation from service will be paid on the first business day following the expiration of such six (6) month period.

XV.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVI.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVII.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVIII.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XIX.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Consultant’s engagement by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Indemnity Agreement, the Lock-Up Agreement and any applicable stock option agreement, applicable restricted stock unit agreement or other similar Company plan document). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Consultant, and to the extent that any applicable stock option agreement, applicable restricted stock unit agreement or similar Company plan document, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Consultant’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XX.	CONSULTANT ACKNOWLEDGEMENT

CONSULTANT ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GOFISH CORPORATION	JAMES MOLOSHOK

By: /s/ Tabreez Verjee	By: /s/ James Moloshok
Name: Tabreez Verjee	James Moloshok
Title: President